CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated April 30, 2020, relating to the financial statements of Equitable Mineral & Development, Inc., as of March 31, 2020 and to all references to our firm included in this Registration Statement.

/S BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

April 30, 2020